Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Medical Action Industries Inc.

We consent to the incorporation by reference in the registration statement Nos. 333-138400, 333-138401 and 333-138402 on Form S-8 of Medical Action Industries Inc. of our reports dated June 14, 2013, with respect to the consolidated balance sheets of  Medical Action Industries Inc. and subsidiaries as of March 31, 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows, for the year then ended, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2013, which reports appear in the March 31, 2013 annual report on Form 10-K of Medical Action Industries Inc.

Our report dated June 14, 2013, on the effectiveness of internal control over financial reporting as of March 31, 2013, expresses our opinion that Medical Action Industries Inc. and subsidiaries did not maintain effective internal control over financial reporting as of March 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment a material weakness related to the lack of control over the estimation and accrual of amounts payable under agreements with distributors for distributor-related fees.

/s/ KPMG LLP

Melville, New York
June 14, 2013